Exhibit 16.1

July 9, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read AgEagle Aerial Systems, Inc.'s statements included under Item 4.01 of its Form 8-K dated July 9, 2025. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 2, 2025. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

Orlando, Florida